Exhibit 10.2
October 19, 2005
Mr. Grant Lyon
Re: Second Amendment to Employment Agreement
Dear Grant:
Upon execution by you, this letter will constitute the second amendment to that employment agreement dated March 21, 2005, and as amended on August 23, 2005, between Hypercom Corporation (the “Company”) and you (the “Agreement”) (this amendment, the “Amendment”).
1. Paragraph 1 of the Agreement is deleted in its entirety and replaced with the following:
“1. Term. This Agreement will be effective as of March 22, 2005 and will terminate on January 22, 2006, unless mutually extended by the parties in writing.”
2. Paragraph 3 of the Agreement is deleted in its entirety and replaced with the following:
“3. Compensation. You will receive a salary of $35,000 per month. Your salary will be paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time, and such salary payments will be subject to the usual withholding for federal and state income taxes and FICA. You will not participate in any bonus plan of the Company. Notwithstanding the foregoing, your salary for the period from November 23, 2005 to January 22, 2006, will be paid to you in a lump sum on January 2, 2006.”
Unless otherwise superseded by this Amendment, the terms of the Agreement will remain in full force and effect until the expiration of this Amendment.

Sincerely,
/s/ William Keiper
William Keiper
Chief Executive Officer and President

ACCEPTED:
/s/ Grant Lyon
Grant Lyon
Date: October 19, 2005